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EXHIBIT 99.8

CONSENT OF A PERSON ABOUT TO BECOME AN EXECUTIVE OFFICER

    The undersigned hereby consents to becoming an executive officer of TriQuint Semiconductor Inc. The undersigned also consents to the use of his name in the TriQuint Semiconductor Inc. Registration Statement on Form S-4.

Date: May 31, 2001	/s/ RAYMOND A. LINK Raymond A. Link

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CONSENT OF A PERSON ABOUT TO BECOME AN EXECUTIVE OFFICER